Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2022 Results

Lakewood, Colorado, May 5, 2022. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2022 ended March 31, 2022 and raised its outlook for fiscal 2022.

Highlights for Second Quarter Fiscal 2022 Compared to Second Quarter Fiscal 2021

●	Net sales increased 4.9% to $271.8 million;
●	Daily average comparable store sales increased 4.3%;
●	Operating income increased 32.2% to $8.9 million;
●	Net income increased 35.1% to $6.4 million;
●	Diluted earnings per share was $0.28, up 33.3% from $0.21 in the second quarter of fiscal 2021; and
●	Adjusted EBITDA increased 11.8% to $16.1 million.

“We delivered strong results in the second quarter including a 4.3% increase in daily average comparable store sales, a 50 basis point improvement in gross margin, and 33.3% growth in diluted earnings per share compared to the second quarter of last year,” said Kemper Isely, Co-President. “We are also pleased with our transaction count comp trends which have had a positive year over year increase for four consecutive quarters. We believe the enduring strength of our business model is reflected in the 13.5% increase in daily average comparable store sales versus the second quarter of 2019. Sales growth continues to be driven by consumers’ robust demand for our high-quality natural and organic products at always affordable prices™. Our crew members’ commitment to operational execution and exceptional customer service were instrumental in driving our strong performance.”

Mr. Isely continued, “Our second quarter results also underscore the agility of our operating model to quickly adapt to changes in the operating environment, including challenges related to the pandemic, labor availability and the supply chain constraints that many retailers also experienced during this time frame. The strong financial performance in the first half of the fiscal year and our expectations for the second half of the fiscal year give us confidence in raising our fiscal year 2022 outlook.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2022 Compared to Second Quarter Fiscal 2021

During the second quarter of fiscal 2022, net sales increased $12.6 million, or 4.9%, to $271.8 million, compared to the second quarter of fiscal 2021, due to an $11.1 million increase in comparable store sales and a $1.5 million increase in new store sales. Daily average comparable store sales increased 4.3% in the second quarter of fiscal 2022, and was comprised of a 2.5% increase in daily average transaction size and a 1.8% increase in daily average transaction count. The increase in net sales was primarily driven by our customers’ response to COVID-19 pandemic trends early in the quarter, retail price inflation, marketing initiatives, promotional campaigns and increased engagement in our {N}power® customer loyalty program.

Gross profit during the second quarter of fiscal 2022 increased 6.9% to $76.8 million, primarily driven by increased sales volume. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased to 28.2% during the second quarter of fiscal 2022, compared to 27.7% in the second quarter of fiscal 2021. The increase in gross margin was primarily driven by improved product margin and store occupancy leverage.

Store expenses during the second quarter of fiscal 2022 increased 2.0% to $59.6 million. Store expenses as a percentage of net sales was 21.9% during the second quarter of fiscal 2022, down from 22.5% in the second quarter of fiscal 2021. The reduction in store expenses as a percentage of net sales reflects leverage created by higher sales and a more normalized operating environment compared to the prior fiscal year period.

Administrative expenses during the second quarter of fiscal 2022 increased 28.5% to $8.2 million. Administrative expenses as a percentage of net sales were 3.0% during the second quarter of fiscal 2022, up from 2.5% in the second quarter of fiscal 2021.

Operating income for the second quarter of fiscal 2022 increased 32.2% to $8.9 million, compared to $6.7 million in the second quarter of fiscal 2021. Operating margin during the second quarter of fiscal 2022 increased to 3.3%, compared to 2.6% in the second quarter of fiscal 2021.

Net income for the second quarter of fiscal 2022 increased 35.1% to $6.4 million, or $0.28 diluted earnings per share, compared to net income of $4.7 million, or $0.21 diluted earnings per share for the second quarter of fiscal 2021.

Adjusted EBITDA increased 11.8% to $16.1 million in the second quarter of fiscal 2022, compared to $14.4 million in the second quarter of fiscal 2021.

Operating Results — First Six Months of Fiscal 2022 Compared to First Six Months of Fiscal 2021

During the first six months of fiscal 2022, net sales increased $24.9 million, or 4.7%, to $549.1 million, compared to the first six months of fiscal 2021, due to a $21.3 million increase in comparable store sales and a $3.6 million increase in new store sales. Daily average comparable store sales increased 4.1% in the first six months of fiscal 2022, and was comprised of a 2.4% increase in daily average transaction count and a 1.6% increase in daily average transaction size. The increase in net sales was primarily driven by our customers’ response to COVID-19 pandemic trends, retail price inflation, marketing initiatives, promotional campaigns, and increased engagement in our {N}power® customer loyalty program.

Gross profit during the first six months of fiscal 2022 increased 7.4% to $155.5 million, primarily driven by increased sales volume. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased to 28.3% during the first six months of fiscal 2022, compared to 27.6% in the first six months of fiscal 2021. The increase in gross margin was primarily driven by improved product margin and store occupancy leverage.

Store expenses during the first six months of fiscal 2022 increased 0.2% to $118.9 million. Store expenses as a percentage of net sales was 21.7% during the first six months of fiscal 2022, down from 22.7% in the first six months of fiscal 2021. The reduction in store expenses as a percentage of net sales reflects leverage created by higher sales and a more normalized operating environment compared to the prior fiscal year period.

Administrative expenses during the first six months of fiscal 2022 increased 13.2% to $15.5 million. Administrative expenses as a percentage of net sales were 2.8% during the first six months of fiscal 2022, up from 2.6% in the first six months of fiscal 2021.

Operating income for the first six months of fiscal 2022 increased 75.4% to $20.9 million, compared to $11.9 million in the first six months of fiscal 2021. Operating margin during the first six months of fiscal 2022 increased to 3.8%, compared to 2.3% in the first six months of fiscal 2021.

Net income for the first six months of fiscal 2022 increased 83.2% to $15.3 million, or $0.67 diluted earnings per share, compared to net income of $8.3 million, or $0.37 diluted earnings per share for the first six months of fiscal 2021.

Adjusted EBITDA increased 27.8% to $35.6 million in the first six months of fiscal 2022, compared to $27.9 million in the first six months of fiscal 2021.

Balance Sheet and Cash Flow

As of March 31, 2022, the Company had $28.9 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $19.7 million outstanding on its term loan facility.

During the first six months of fiscal 2022, the Company generated $27.6 million in cash from operations and invested $12.3 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend and Share Repurchase Program Announcements

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on June 15, 2022 to stockholders of record at the close of business on May 31, 2022.

The Company also announced that its Board of Directors authorized an extension of the Company’s share repurchase program. The share repurchase program will now terminate on May 31, 2024. The dollar value of the shares of the Company’s common stock that may yet be repurchased under the share repurchase program is approximately $8.3 million.

Growth and Development

The Company ended the second quarter of fiscal 2022 with 162 stores in 20 states. As of May 5, 2022, the Company has signed leases or acquired property for an additional six new stores planned to open in fiscal years 2022 and beyond.

Fiscal 2022 Outlook

The Company is raising its fiscal 2022 comparable store sales growth and diluted earnings per share outlook based upon year to date performance and current trends. The updated outlook takes into consideration the uncertainty of the COVID-19 pandemic, economic and inflationary factors, and supply chain constraints, which are expected to impact the Company’s operations and financial performance through the end of fiscal 2022. The Company now expects:

Fiscal 2022 Outlook
Number of new stores	4-5
Number of relocations/remodels	2
Daily average comparable store sales growth	1.0% to 3.0%
Diluted earnings per share	$0.85 to $0.96

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q2 FY 2022 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 162 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, inflationary and deflationary trends, changes in the Company's industry, business strategy, goals and expectations concerning the Company's market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2022	2021	2022	2021
Net sales	$271,822	259,198	549,110	524,243
Cost of goods sold and occupancy costs	195,040	187,371	393,591	379,391
Gross profit	76,782	71,827	155,519	144,852
Store expenses	59,605	58,422	118,941	118,752
Administrative expenses	8,172	6,358	15,465	13,662
Pre-opening expenses	141	341	225	530
Operating income	8,864	6,706	20,888	11,908
Interest expense, net	(545)	(603)	(1,089)	(1,113)
Income before income taxes	8,319	6,103	19,799	10,795
Provision for income taxes	(1,962)	(1,399)	(4,527)	(2,459)
Net income	$6,357	4,704	15,272	8,336

Net income per share of common stock:
Basic	$0.28	0.21	0.67	0.37
Diluted	$0.28	0.21	0.67	0.37
Weighted average number of shares of common stock outstanding:
Basic	22,660,477	22,581,916	22,650,123	22,570,305
Diluted	22,819,526	22,737,646	22,790,114	22,715,098

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$28,889	23,678
Accounts receivable, net	6,207	8,489
Merchandise inventory	106,650	100,546
Prepaid expenses and other current assets	3,462	2,914
Total current assets	145,208	135,627
Property and equipment, net	147,786	151,399
Other assets:
Operating lease assets, net	307,078	316,388
Finance lease assets, net	41,508	39,367
Deposits and other assets	475	530
Goodwill and other intangible assets, net	13,045	11,768
Total other assets	362,106	368,053
Total assets	$655,100	655,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$68,028	68,949
Accrued expenses	24,903	26,589
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	33,836	33,308
Finance lease obligations, current portion	3,313	3,176
Total current liabilities	131,830	133,772
Long-term liabilities:
Term loan facility, net of current portion	17,938	21,938
Operating lease obligations, net of current portion	294,146	301,895
Finance lease obligations, net of current portion	41,940	39,450
Deferred income tax liabilities, net	15,401	15,293
Total long-term liabilities	369,425	378,576
Total liabilities	501,255	512,348

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, and 22,669,038 and 22,620,417 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	23	23
Additional paid-in capital	57,661	57,289
Retained earnings	96,161	85,419
Total stockholders’ equity	153,845	142,731
Total liabilities and stockholders’ equity	$655,100	655,079

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2022	2021
Operating activities:
Net income	$15,272	8,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,020	15,057
Impairment of long-lived assets and store closing costs	95	105
Loss on disposal of property and equipment	85	—
Share-based compensation	590	487
Deferred income tax expense	107	1,089
Non-cash interest expense	12	11
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	1,062	(477)
Merchandise inventory	(6,104)	1,719
Prepaid expenses and other assets	(623)	(922)
Income tax receivable	—	3,004
Operating lease assets	15,787	15,402
(Decrease) increase in:
Operating lease liabilities	(12,748)	(15,861)
Accounts payable	1,712	(7,142)
Accrued expenses	(1,686)	(3,503)
Net cash provided by operating activities	27,581	17,305
Investing activities:
Acquisition of property and equipment	(10,855)	(8,673)
Acquisition of other intangibles	(1,586)	(926)
Proceeds from sale of property and equipment	16	—
Proceeds from property insurance settlements	130	58
Net cash used in investing activities	(12,295)	(9,541)
Financing activities:
Borrowings under revolving facility	4,000	—
Repayments under revolving facility	(4,000)	—
Borrowings under term loan facility	—	35,000
Repayments under term loan facility	(4,000)	(438)
Finance lease obligation payments	(1,327)	(1,369)
Dividends to shareholders	(4,530)	(48,288)
Loan fees paid	—	(52)
Payments on withholding tax for restricted stock unit vesting	(218)	(174)
Net cash used in financing activities	(10,075)	(15,321)
Net increase (decrease) in cash and cash equivalents	5,211	(7,557)
Cash and cash equivalents, beginning of period	23,678	28,534
Cash and cash equivalents, end of period	$28,889	20,977
Supplemental disclosures of cash flow information:
Cash paid for interest	$290	165
Cash paid for interest on finance lease obligations, net of capitalized interest of $146 and $83, respectively	865	910
Income taxes paid	3,721	4,777
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,103	4,435
Acquisition of other intangibles not yet paid	354	233
Property acquired through operating lease obligations	6,571	7,287
Property acquired through finance lease obligations	4,129	106

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, lease exit costs, share-based compensation and non-recurring items. The adjustments to EBITDA for the six months ended March 31, 2022 included $0.1 million in operating lease asset impairment charges as a result of an early store relocation. The adjustments to EBITDA for the six months ended March 31, 2021 included $0.4 million in lease exit costs associated with one store that closed in fiscal year 2019.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2022	2021	2022	2021
Net income	$6,357	4,704	15,272	8,336
Interest expense, net	545	603	1,089	1,113
Provision for income taxes	1,962	1,399	4,527	2,459
Depreciation and amortization	6,907	7,420	14,020	15,057
EBITDA	15,771	14,126	34,908	26,965
Impairment of long-lived assets and store closing costs	—	—	95	405
Share-based compensation	296	239	590	487
Adjusted EBITDA (1)	$16,067	14,365	35,593	27,857

(1) Adjusted EBITDA for the three and six months ended March 31, 2021, as presented, has been recast to exclude share-based compensation to enhance the comparability of this measure between fiscal periods.

EBITDA increased 11.6% to $15.8 million for the three months ended March 31, 2022 compared to $14.1 million for the three months ended March 31, 2021. EBITDA increased 29.5% to $34.9 million for the six months ended March 31, 2022 compared to $27.0 million for the six months ended March 31, 2021. EBITDA as a percentage of net sales was 5.8% and 5.4% for the three months ended March 31, 2022 and 2021, respectively. EBITDA as a percentage of net sales was 6.4% and 5.1% for the six months ended March 31, 2022 and 2021, respectively.

Adjusted EBITDA increased 11.8% to $16.1 million for the three months ended March 31, 2022 compared to $14.4 million for the three months ended March 31, 2021. Adjusted EBITDA increased 27.8% to $35.6 million for the six months ended March 31, 2022 compared to $27.9 million for the six months ended March 31, 2021. Adjusted EBITDA as a percentage of net sales was 5.9% and 5.5% for the three months ended March 31, 2022 and 2021, respectively. Adjusted EBITDA as a percentage of net sales was 6.5% and 5.3% for the six months ended March 31, 2022 and 2021, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Commencing with its financial reporting for fiscal year 2021, the Company revised its definition of Adjusted EBITDA to exclude share-based compensation. The Company’s historical presentation of Adjusted EBITDA, including for the three and six months ended March 31, 2021, did not exclude share-based compensation. However, Adjusted EBITDA for the three and six months ended March 31, 2021, as presented in this release, has been recast to exclude share-based compensation to enhance the comparability of this measure between fiscal periods. Management believes that excluding share-based compensation from Adjusted EBITDA will enhance investors’ ability to assess period-to-period comparisons of the Company’s operating performance and make more meaningful comparisons between our operating performance and the operating performance of our competitors.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.